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                                  Exhibit 99(b)

                       News Release dated March 14, 2003,
                containing certain selected underwriting results
                         of The Progressive Corporation
                         for the month of February 2003


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PROGRESSIVE
                                                                            NEWS
                                                                         RELEASE
--------------------------------------------------------------------------------

The Progressive Corporation                                   COMPANY CONTACT:
6300 Wilson Mills Road                                         Thomas A. King
Mayfield Village, Ohio  44143                                  (440) 395-2260
http://www.progressive.com
--------------------------------------------------------------------------------

                              FOR IMMEDIATE RELEASE

MAYFIELD VILLAGE, OHIO - March 14, 2003 -- The Progressive Corporation today reported that for February 2003, the Company produced a GAAP combined ratio of
89.8. Net premiums written increased 31% to $942.7 million for the month, compared to $719.6 million last year. Net premiums earned for the month increased 32% to $805.8 million, compared to $608.7 million last year.

        Progressive's Personal Lines business units write insurance for private passenger automobiles and recreation vehicles. Progressive's Commercial Auto business unit writes primary liability, physical damage and other auto-related insurance for automobiles and trucks owned by small businesses. The Company's other businesses primarily include writing lenders' collateral protection and directors' and officers' liability insurance. See "Supplemental Information" for February's results.

        The Progressive group of insurance companies ranks third in the nation for auto insurance, offering its products by phone at 1-800-PROGRESSIVE, online at progressive.com and through more than 30,000 independent agencies. The Progressive Corporation, the holding company, is publicly traded at NYSE:PGR.


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                           The Progressive Corporation
                            Supplemental Information
                                  February 2003
                            ($ in million)(unaudited)

                                                                             Current Month
                                      ---------------------------------------------------------------------------------------------

                                                 Personal Lines                   Commercial
                                      -------------------------------------          Auto             Other         Companywide
                                        Agent       Direct       Total             Business       Businesses(c)        Total
                                        -----       ------       -----             ---------      ----------           -----

Net Premiums Written                      $577.0      $261.7        $838.7           $97.9             $6.1            $942.7
% Growth in NPW                              30%         37%           32%             31%            (40)%               31%
Premiums Earned                           $495.7      $219.4        $715.1           $84.4             $6.3            $805.8
% Growth in Premiums Earned                  29%         37%           32%             52%            (36)%               32%


Loss/LAE Ratio                              69.1        69.8          69.3            71.5             67.6              69.5
Expense Ratio                               20.2        20.5          20.3            16.8             59.6              20.3
Combined Ratio                              89.3        90.3          89.6            88.3            127.2              89.8

Actuarial Adjustments(a) -                  $2.2         $.3          $2.5          $(5.6)            $(.2)            $(3.3)
     Favorable (Unfavorable)


-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
                                                                              Year-to-Date
                                      ---------------------------------------------------------------------------------------------

                                                  Personal Lines                    Commercial
                                      ---------------------------------------          Auto            Other        Companywide
                                        Agent        Direct        Total             Business       Businesses         Total
                                        -----        ------        -----             --------       ----------         -----

Net Premiums Written                    $1,181.3        $535.6      $1,716.9          $205.9          $12.4          $1,935.2
% Growth in NPW                              30%           35%           32%             40%          (42)%               32%
Premiums Earned                         $1,091.8        $482.3      $1,574.1          $186.5          $12.6          $1,773.2
% Growth in Premiums Earned                  29%           36%           31%             55%          (40)%               32%


Loss/LAE Ratio                              68.7          67.9          68.5            65.9           71.8              68.2
Expense Ratio                               19.8          20.0          19.8            18.3           51.6              19.9
Combined Ratio                              88.5          87.9          88.3            84.2          123.4              88.1

Actuarial Adjustments(a) -                  $5.6           $.8          $6.4          $(5.6)          $(.2)               $.6
     Favorable (Unfavorable)


-----------------------------------------------------------------------------------------------------

                                                         February          February
Policies in Force                                            2003              2002        Change
     (in thousands)                                          ----              ----        ------
             Agent - Auto                                   3,571             2,866           25%
             Direct - Auto                                  1,624             1,271           28%
             Other Personal Lines(b)                        1,669             1,406           19%
                                                            -----             -----
      Total Personal Lines                                  6,864             5,543           24%
                                                            -----             -----
      Commercial Auto Business                                298               220           35%
                                                              ---               ---


(a)Represents adjustments solely based on the Company's corporate actuarial review.

(b) Includes insurance for motorcycles, recreation vehicles, mobile homes, watercraft, snowmobiles, homeowners and similar items.

(c) In February 2003, the Company expensed $1.9 million of deferred acquisition costs to eliminate the premium deficiency (i.e. expected costs in excess of unearned premium balance) related to a portion of its other businesses.